Exhibit 13.2

Test-the-Waters Materials

9/15/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/7612 1/3 Market Landscape Good Earth Organics | Why organic potting soil matters According to a recent Medicinal Genomics Corporation report, "Microbial contamination on cannabis products represents one of the most significant threats to cannabis consumers, particularly immunocompromised patients who could develop harmful infections." Good Earth Organics (GEO) produces and markets premium organic potting soils and nutrients, specially formulated to maximize cannabis and hemp flower growth. Here is why growing cannabis with organic soil matters: Safety | Cannabis is adept at absorbing chemicals and metals from its root system. Because cannabis and CBD are ingested by eating, smoking, or vaping for medical and recreational purposes, it is important that plants be free of chemical, inorganic, and synthetic elements that can cause harm. Sustainability | When growing organically, the surrounding water, soil, and biodiversity are unharmed.

9/15/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/7612 2/3 Quality | As legal cannabis consumption becomes more popular and the business of cannabis increases, consumers expect higher quality products. Organic cannabis offers consumers an improved flavor and quality, with enhanced potency. Regulation | Legal marijuana sales are expected to grow more than 200% from 2017 to 2022. Cannabis grown for resale, however, must meet strict state testing requirements for purity. GEO has earned organic certifications from both OMRI & Clean Green(independent certifiers that test and approve soils for organic growing). The company's revenue grew 43% in 2019 to over $3mm, serving a broad base of individual consumers and hundreds of large-scale professional cannabis and hemp growers in the Emerald Triangle growing region. The GEO team has grown up in the Emerald Triangle and have combined decades of growing organic gardens of toxin-free plants. Additionally, the management team and owners are graduates of Stanford, Harvard, Harvard Business School, and Northwestern's Kellogg School of Management. LEARN MORE & RESERVE Questions? Email us. We're happy to help. You are receiving this newsletter because you are a registered user on SeedInvest. If you would like to stop receiving company updates, unsubscribe here. If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

9/15/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/7612 3/3 The Good Earth Organics, Inc. is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from The Good Earth Organics, Inc.: https://www.seedinvest.com/goodearthorganics Copyright © 2020 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

9/15/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/7642 1/2 Campaign Milestones This Week's Fundraising Milestones | Graze, Good Earth Organics, Gatsby A number of our deals reached new milestones this week. Check them out below: Graze surpassed $2mm raised and is closing on Friday, September 18th. The company is building an electric, fully autonomous commercial lawn mower. Gatsby surpassed $800k reserved and is accepting reservations as it awaits SEC qualification. The company is democratizing the options markets with a simple, social, and gamified options trading app. Good Earth Organics surpassed $500k reserved and is accepting reservations as it awaits SEC qualification. The company creates premium certified organic potting soils and nutrients for toxin-free cannabis and hemp plants.

9/15/2020 SI CRM

Questions? Email us. We're happy to help.

You are receiving this email because you are a registered user on SeedInvest. If you would like to stop receiving company updates, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

The Good Earth Organics, Inc., and Gatsby are accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from The Good Earth Organics, Inc.: https://www.seedinvest.com/goodearthorganics, Gatsby: https://www.seedinvest.com/gatsby

Graze is offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Graze: https://www.seedinvest.com/graze

Copyright © 2020 Circle Internet Financial Limited ("Circle"), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

https://crm.private.seedinvest.com/email_campaigns/email_campaign/7642 2/2

9/15/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/7655 1/3 Market Landscape Good Earth Organics expands to Oklahoma with new distribution partner Good Earth Organics (GEO) produces and markets premium organic potting soils and nutrients, specially formulated to maximize cannabis and hemp flower growth. GEO recently started working with a distribution partner located in the heart of Oklahoma to reach the over 5,800 licensed farmers who serve retailers across the state. Why Oklahoma? In just over two years since passing medical marijuana laws (June 2018), Oklahoma ranks second per capita in the U.S. for the number of marijuana dispensaries, surpassing even Colorado and California. As the Oklahoma marijuana market is younger than GEO’s home market of Oregon (which dates back to 1973 when it became the first state to decriminalize marijuana possession), the GEO team believes price premiums and market share can be captured. Further, Oklahoma’s geographic location provides strategic benefits for future expansion into its neighboring states in the South, Southeast, and Midwest.

9/15/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/7655 2/3 RESERVE SHARES Want to learn more? Follow campaign updates here. Questions? Email us. We're happy to help. You are receiving this newsletter because you are a registered user on SeedInvest. If you would like to stop receiving company updates, unsubscribe here. If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account. The Good Earth Organics, Inc. is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from The Good Earth Organics, Inc.: https://www.seedinvest.com/goodearthorganics Copyright © 2020 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

9/15/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/7655

9/15/2020 SI CRM

seedinvest Reg A+ Upcoming Webinar


GEO
GOOD EARTH ORGANICS
GAIA'S GIFT

Reg A+ Webinar | This Thursday, September 3rd at 4pm ET

Join us for a Reg A+ Webinar this **Thursday, September 3rd at 4pm ET** featuring seven companies. This is a great opportunity to not only learn more about our Reg A+ companies, but also ask questions in real-time directly to management.

We're excited to announce the companies presenting:

- **Cytonics** | Diagnostics and therapeutics for osteoarthritis
- **Good Earth Organics** | Certified organic potting soils & nutrients for toxin-free cannabis
- **Miso Robotics** | Artificially intelligent robots making food efficiently & consistently
- **Caliber** | Real estate investment company that makes alternative access simple
- **GROUNDFLOOR** | Wealthtech platform offering real estate investments to everyone
- **Graze** | Electric, fully autonomous commercial lawn mower

https://crm.private.seedinvest.com/email_campaigns/email_campaign/7613 1/3

9/15/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/7613 2/3 20/20 GeneSystems | AI-powered diagnostics for cancer & COVID-19 REGISTER Questions? Email Us. We're happy to help. You are receiving this because you are a registered user on SeedInvest. If you would like to stop receiving invitations to events, unsubscribe here. If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account. The Good Earth Organics, Inc. is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from The Good Earth Organics, Inc.: https://www.seedinvest.com/goodearthorganics Miso Robotics, Graze, 20/20 GeneSystems, Cytonics, Groundfloor, and Caliber are offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Miso Robotics: https://www.seedinvest.com/miso.robotics, Graze: https://www.seedinvest.com/graze, 20/20 GeneSystems: https://www.seedinvest.com/2020.genesystems, Cytonics: https://www.seedinvest.com/cytonics, Groundfloor: https://www.seedinvest.com/groundfloor, Caliber: https://www.seedinvest.com/calibercos Copyright © 2020 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the

9/15/2020 SI CRM https://crm.private.seedinvest.com/email_campaigns/email_campaign/7613 3/3 long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

GEO Webinar: Premium Certified Organic Potting Soils For Cannabis

(08:28) Lauren: Next we have Liz Wald, the CEO of Good Earth Organics our recently launched Reg A that is now accepting reservations. The company produces Premium Certified Organic potting soil and nutrients specially formulating to maximize cannabis and hemp flower growth due to its mineral nutrients levels, water holding capacity, consistency and optimized cage rangers. Liz we can see your screen.

(08:58) Liz: Hey! everybody, Thank you so much, I am really happy to be here today, I am the CEO of Good Earth Organics and I am going to take it to the presentation.

(09:09) Slide 1: Disclaimer

First up is our Disclosure slide, so we are going to jump right through that and get to good stuff.

(09:12) Slide 2: The Dirt on GEO...

So, Good Earth Organics produces Premium Certified Organic potting soil and soil amendments, which is what you put into the soil to give them some extra boost and life. So, you might be thinking, why do I care about soil and how is this an amazing investment opportunity?

(09:35) Slide 3: You Are What You Eat, Vape and Smoke-Organic Matters!

So, first of all, why do you care about soil? You care about soil because plants are like people, what you put in your body affects how you perform, what you put in a plant affects how it performs. And we make potting soil optimized for cannabis, and cannabis is something that you eat, vape and smoke and so when you ingest that into your body , if you are ingesting something that is grown in a medium that is full of contaminants and toxins that is also going in to your body. It’s also important for the whole planet, because when the soil, the plant is growing and watered and there is runoff and that kind of things all of those contaminants go into the broader community. So, being organic is fundamentally very important to plant and to the entire Planet and again we are certified organic by two bodies so you can be sure that anything grown in our soil is going be very clean and pure.

(10:33) Slide 4: The Cannabis Market -Medical, Recreational and Hemp- is Booming

The other thing is that this industry is booming, the expected growth over the next five years for medical, recreational cannabis, and for hemp and for those we don't know this is all the same plant the only difference between marijuana and hemp is how much THC is in it, which is the active ingredient. So, we're creating a product which is optimized for all of these extremely fast growing markets with (you know) a $50 billion market expected over the next five years.

(11:10) Slide 5: Cannabis and Hemp Markets Driving Demands for Organics Soil and Amendments.

That trend leads directly into the soil market, the organic soil market, which we project to be about $3 billion over the next five years, tripling from what it is today. Already nearly 60% of growers use entirely organic soil and another 17% say that at least half of their soil is organic and the good news here is every day those hundreds if not thousands of more growers coming into the market as we seen legalization spread across all 50 states and the hemp is already legal in all states as we all know.

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GEO Webinar: Premium Certified Organic Potting Soils For Cannabis

(11:49) Slide 6: The Best Growers in the Country Use GEO Soil.

So, let me talk little about us and our company and our advantages. We are based in Southern Oregon in this area called ''The Emerald Triangle'' and you can think about this as “the Napa Valley of cannabis,” this is where all the best, purest, sun grown, highest yielding, best cannabis is really grown and we've been there for over decade optimizing our formulas and ingredients to really ensure wonderful plants are grown here, that don't have any chemicals in them like many other soils have. You know it might sound easy to just start to make a soil company, but its taken years to develop the right mix of ingredients and to get those certifications can take years to get the certifications and we're very proud that we've two independent bodies, OMRI and Clean Green that certify our soil. We also now sell nationally, our core market is Oregon market today, but we're opening into new market all the time and one of the interesting ones is Oklahoma.

Oklahoma has the second highest dispensary count per capita in the country, with Oregon being number one, and it’s only a medical state but they sort of treat like a recreational state and there are more than 6000 growers there and there is no cap to being a licensed grower in Oklahoma. So we (you know) we’re partnering there to bring our soil to that market and what they love is the heritage that it comes from this area that has a proven reputation for growing great cannabis. And Oklahoma is a great jumping off point to states like Texas and Florida, which are much bigger states and are moving increasingly to more legalization. Florida is a medical only state but a very big one today. The other thing to remember is regulation is both increasing and very different from state to state, so (you know) in California it’s very high regulation, as to what kind of things can be inside the plant and everything has to be tested for purity. So, if you’re using an organic soil, you just avoid running into hurdles as you move from state to state, if say you are a multi-state operator and you're producing in more than one location. The other thing about our soil is, in addition to been very consistent, the base of it something called "coco coir", which is very tremendous ingredient because it holds and drains water in the right balance, but it’s also something that you can re-use, you can amend, you can add things to that soil, so you can use it again which has a great cost saving for the growers.

(14:42) Slide 7: GEO Offers a Great Path into the Cannabis Market without Touching the Plant.

So, (you know) we’re in reservations, we’ve raise nearly $600,000 just getting started here on Seedinvest, with goal of $10 million. And (you know) a couple of things I want to point out, we have amazing team with decades of growing experience and a then a management team, that has really learned and has proven experience scaling brands and companies, which is our goal, is to going national, acquire competitors and really build a national brand. We have a great foundation to do that, with super strong financials, we're up 60% year-over-year and pushing to hit $5 million in sales this year, we got excellent margins and (you know) we're feeling very good about the foundation that we’ve got. We're not just a start up, we've been around for over a decade. We've already expanded to different channels like hydroponic stores, online, big box retailers, and the like for our future plans and we're always introducing new products.

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GEO Webinar: Premium Certified Organic Potting Soils For Cannabis

(15:41) Slide 8: GEO Plans to List in the US Public Markets Shortly After our Raise.

We going to (you know) hope to get $50 million over the next five years and as I've mentioned do acquisitions as well as build this national brand.

(15:51) Slide 9: Why YOU Should Invest.

And in sum, what we also trying to do is, be liquid as soon as possible. So, when we finish our raise our intent is to go to the OTC (over the counter) market and be able to really reward all of our investors with a premium. So, with that I’ll take questions. Thank you so much.

(16:11) Lauren asking Question: Thank you so much, Liz me appreciate it. First question, “Any crops grow really well with the soil outside of cannabis?

(16:19) LIZ: So, anything that's really leafy (you know) you can look to kale, you can look at tomatoes, any of those that have a lot of fruits and leaves and things of that nature are optimized well with this same soil, so you can put in your backyard as well as in the home grow you’re putting in your kid’s old bedroom that he’s not using anymore.

(16:43) Lauren: Great! Thank you so much Liz, again you can learn more about Good Earth Organics on the profile page.

(16:50) Liz: Thank you!

THE END

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